Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is dated the 28th day of December, 2009,

B E T W E E N:

LIVE CURRENT MEDIA INC., a corporation incorporated under the laws of Nevada, USA

(the “Company”)

 OF THE FIRST PART

- and -

C. GEOFFREY HAMPSON of Vancouver, British Columbia

(the “Executive”)

 OF THE SECOND PART

WHEREAS the Company and the Executive (collectively, “the parties” and individually, “the party”) entered into an employment agreement dated as of May 31, 2007 (the “Employment Agreement”) pursuant to which the Company has been employing the Executive as therein provided;

AND WHEREAS from the period beginning on February 1, 2009 and continuing through September 30, 2009 the Executive deferred $80,000 in compensation (the “Deferred Compensation”) owed to him under the Employment Agreement;

AND WHEREAS on November 10, 2009 the parties entered into that certain amendment to the Employment Agreement (the “First Amendment”) pursuant to which the Executive agreed to accept shares of the Company’s common stock as payment for the Deferred Compensation;

AND WHEREAS the parties now wish to amend the Employment Agreement a second time to change the method of payment the Deferred Compensation;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the terms and conditions contained herein, the parties covenant and agree  as follows:

1.           Amendment to Section 3.1.  Section 3.1 of the Employment Agreement, as amended by the First Amendment, shall be deleted in its entirety and replaced with the following:

Base Salary.  During the period from June 1, 2007 through January 31, 2009, the Company shall pay the Executive a gross base salary in the amount of $300,000.  From and after February 1, 2009, and continuing during the period of Executive’s employment hereunder, the Company shall pay the Executive a gross base salary in the amount of $120,000.00 (the “Salary”) in respect of each year thereafter, payable in equal instalments on the closest Business Day to the middle and the end of each calendar month during such year.  The payment of $80,000 of the Salary that was deferred during the period beginning on February 1, 2009 and ending on September 30, 2009 (the “Deferred Salary”) shall be reduced by the sum of $8,000 and the balance of the Deferred Salary shall be paid to the Executive no later than December 31, 2009.  The Deferred Salary shall have deducted from it any amounts as are required by law to be withheld and deducted by the Company, which amounts shall be remitted by the Company to the requisite government authorities or agencies.

2.           General Provisions.

(a) Terms and Conditions to Remain the Same. Except as specifically amended herein, all terms and conditions of the Employment Agreement shall remain in full force and effect and are hereby affirmed by the parties.

(b) Headings. The headings used in this Second Amendment have been inserted for convenience of reference only and shall not affect the construction or interpretation hereof.

(c) Invalidity of Provisions. Each of the provisions contained in this Second Amendment is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

(d) Entire Agreement. This Second Amendment supercedes all prior discussions, representations, warranties and agreements, both written and oral, among the parties with respect to the subject matter hereof, and contains the sole and entire agreement among the parties with respect to the subject matter hereof. No prior drafts of this Second Amendment and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this Second Amendment.

(e) Waiver.  Any term of this Second Amendment may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Second Amendment, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Second Amendment on any future occasion. All remedies, either under this Second Amendment or by any laws or otherwise afforded, will be cumulative and not alternative.

(f) Binding Effect. This Second Amendment is binding upon, inures to the benefit of and is enforceable by the parties and their respective successors and assigns.

(g) Currency.  All amounts in this Second Amendment are stated and shall be paid in Canadian currency.

(h) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of British Columbia.

(i) Counterparts. This Second Agreement may be executed via facsimile transmission and in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

2.        Acknowledgment by Executive.  Executive acknowledges that he:

(a)  has had sufficient time to review and consider this Second Amendment thoroughly;

(b) has read and understands the terms of this Second Amendment and his obligations hereunder; and

(c) has been given an opportunity to obtain independent legal advice, or such other advice as he may desire concerning the interpretation and effect of this Second Amendment.

IN WITNESS WHEREOF the parties have executed this Second Amendment as of the day and year first above written.

LIVE CURRENT MEDIA INC.

By:	/s/ Mark Melville
Mark Melville
President & Chief Corporate Development Officer

Witness	EXECUTIVE

/s/ Chantal Iorio	/s/ C. Geoffrey Hampson
C. GEOFFREY HAMPSON